EXHIBIT 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CSC - Q2 2013 CSC Earnings Conference Call

EVENT DATE/TIME: NOVEMBER 06, 2012 / 04:00PM GMT

OVERVIEW:
CSC reported 2Q13 revenues of approx. $3.85b, operating income of $298m and diluted EPS (after restructuring) of $0.83. Expects FY13 EPS to be $2.30-2.50.

NOVEMBER 06, 2012 / 04:00PM GMT, CSC - Q2 2013 CSC Earnings Conference Call

CORPORATE PARTICIPANTS
Steve Virostek CSC - IR
Mike Lawrie CSC - CEO
Paul Saleh CSC - CFO

CONFERENCE CALL PARTICIPANTS
Darrin Peller Barclays Capital - Analyst
Edward Caso Wells Fargo Securities, LLC - Analyst
Rod Bourgeois Bernstein - Analyst
Arvind Ramnani BNP Paribas - Analyst
David Grossman Stifel Nicolaus - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the CSC Second Quarter 2013 Earnings Call. As a reminder, today's call is being recorded. For opening remarks and introductions it is my pleasure to turn the call over to Mr. Steve Virostek. Please go ahead sir.

Steve Virostek - CSC - IR

Thank you operator, and good morning ladies and gentlemen. Welcome to CSC's Second Quarter 2013 Earnings Call and Webcast.

CSC issued our earnings release this morning, and I do hope you've had an opportunity to review that document. On the call with me today are Mike Lawrie, our Chief Executive Officer, and Paul Saleh, our Chief Financial Officer. As usual, this call is being webcast at csc.com, and we've also posted slides to our website which will accompany our discussion.

On slide Number 2, you'll see there's a discussion of some of the matters that we discuss today will be forward-looking in nature. Please keep in mind that these forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those expressed on the call. A discussion of our risks and uncertainties is included in the Risk Factors section of our Form 10-K, 10-Q, and other SEC filings.

On slide Number 3, we acknowledge that CSC's presentation includes certain non-GAAP financial measures, which we believe provide useful information to our investors. In accordance with SEC rules, we have provided a reconciliation of these metrics to their respective and most directly comparable GAAP metrics. These reconciliations can be found in the tables of today's earnings release, and in an appendix to our web slides. Both documents are available for your review with the Investor Relations section of the CSC website.

Finally, I'd like to remind all listeners that CSC assumes no obligation to update the information presented on this conference call except, of course, as required by law. And moving to slide number 4, I'm pleased to hand the call over to Mike Lawrie.

Mike Lawrie - CSC - CEO

Okay, thank you Steve, and good morning. Hello to everyone on the call. Thanks for your interest in CSC.

As you know, we issued our second quarter results earlier this morning. And I'm joined by Paul Saleh, and he and I will take you through those results and also provide a quick update on some of the other key initiatives that we're executing against to continue to drive improvement in CSC's financial performance.

I really want to leave you with four key messages today, and then I'll develop each of those messages a little bit. But the first message is our solid Q2 results reflect continuing financial improvement, primarily driven by our cost take-out efforts, and better contract management. The second message is, we had strong commercial bookings in the quarter, but a lot of the uncertainty in the Federal market was a drag on our total bookings, and that certainly impacted our NPS bookings. The third messages are, our turnaround activities that we talked about in September when we were together, are gathering pace. And we are beginning to see tangible results of this throughout the Business. And as a result of that, we are raising our fiscal year 2013 EPS target to a range of $2.30 to $2.50 per share.

And then the final message is, not dissimilar from what we talked about in September. We do see some market uncertainties, most notably around the Federal Government and sequestration, and also continued macroeconomic head winds, particularly in Europe. And we do have sort of the mid case reflected in the numbers and the targets that we've talked about. So let me just go into a little more detail on each of those, and then I'll turn the call over to Paul.

In terms of our improved financial performance, we reported a 7.7% operating margin, which is significantly better than same period last year, 289 points better. And this included a restructuring charge of $58 million, which we took as part of our ongoing efforts to streamline the Company and get to us a stronger financial base with our new operating model. Margins before restructuring were 9.2% for the Company, 11% for NPS, 8.5% for MSS, and 8% for BSS. The earnings-per-share were $0.83 per share. And again, if you -- that's after restructuring, before restructuring was $1.09, and this was much better than a year ago. Again, due primarily to our cost take-out efforts, our improved contract focus, and frankly, some favorable comparisons with a year ago. And Paul will go into a little greater detail on the EPS walk-through, because there were some items that affected the EPS number.

NOVEMBER 06, 2012 / 04:00PM GMT, CSC - Q2 2013 CSC Earnings Conference Call

We also delivered $237 million of free cash flow, which represents a year-over-year improvement of $505 million. And this improvement can be attributed to higher net income, reduced capital spending, and the $110 million net settlement payment resulting from the interim agreement with NHS. And of course, the absence of a $265 million repayment that we had to make in the prior year. Total revenue declined about 1% in constant currency from a year ago. We reported a 2% constant currency revenue growth from our commercial segments, and a 4% decline in our NPS segment.

Let me move now to a little more detail on the bookings. Bookings for the quarter are $4.2 billion, reflected commercial awards of $3.1 billion, and as I said, the total bookings were offset by slow Federal awards of $1.1 billion. We had some very significant commercial wins in the quarter, including our applications renewal with Zurich Financial Services. And we've just recently in early October, we have secured a task order to provide full IT infrastructure support to the FDIC. We were awarded in this early October for $475 million, and this will go into the third quarter NPS bookings.

On a first half basis, our first half commercial awards were $6.2 billion, and this is 27% more than the $4.9 billion we reported in the first half of our fiscal year 2012. And what is particularly noteworthy, is approximately 80% of these awards are either applications, business process outsourcing, consulting, or industry solutions. And this is a result and very much consistent with our strategy of trying to move to higher margin offerings. As I said, the NPS awards of $2 billion were 50% lower than the $4 billion we reported in the first half of 2012, largely a result of the uncertainty and indecisions, or lack of decisions regarding where we are from a fiscal standpoint with the government.

And our current contract backlog is $34.8 billion. This compares to about $37.5 billion from a year ago. The MSS backlog increased by $1.1 billion. NPS decreased by $1.5 billion. And BSS decreased by a little over $2 billion, largely reflecting taking out some of the guaranteed backlog associated with NHS.

My third message here, was around our continuing execution of our turnaround strategy. And I am very pleased to report that we're seeing tangible improvements to profitability, particularly around our focused accounts. Several accounts are coming off that list, and we're adding some new accounts to that. But overall, the profitability is clearly better than it was a year ago. As I said, we've got some accounts coming off that list, due to really intense management focus and the use of our economic game plan, discipline so that we get closer to achieving the bid models around those contracts.

There are some new accounts that we're putting on that watch list. These are accounts where we're delivering fine. We're meeting our service level agreements, but some of these accounts are not on track to meet some of our internal financial targets. So that's why we've put them on the watch list, we're working the issues, establishing remediation plans, monitoring the progress. This is really now becoming a business discipline and business as usual within CSC as we tighten up how we bid, and then how we manage contracts throughout their duration.

In terms of cost take-out, on a year-to-date basis, we are running ahead of our cost take-out plans. And as you know, those cost take-out plans include improved contract management, which I just talked about. But also workforce optimization, supply chain, and demand management, and overhead reductions throughout the enterprise. A key focus of that cost take-out work is our workforce optimization and our operating model design work, which is put in place to help streamline CSC as we begin to move from, in some cases, 13 layers of management to 7 or 8 layers of management. And we've got a very disciplined process going layer by layer to align roles and resources, and we expect most of this work will be completed by the early part of calendar year 2013.

The cost take-out work also involves centralizing our key global functions, such as HR, finance, and marketing. All designed to get better efficiencies, and drive unnecessary costs out. And frankly, because we are a little bit ahead of schedule here, this really gives us the confidence to raise our EPS targets for the balance of this fiscal year.

We continue to strengthen the leadership with experienced proven executives in a lot of our key offerings and sales and staff positions. We named Sashi Reddi to lead our big data and analytics offering. As you may know, Sashi was the founder and the CEO of AppLabs. And in our Solutions business, we've brought in several new leaders. Roy King now leads our Consulting Business. Roy's got an extensive background in consulting in Pricewaterhouse and IBM.

Dave Shirk now leads our industry Software and Solutions Organization, and he's got a lot of experience in Oracle, Vignette, Siemens, and HP. And Peter Espinosa is our new Head of Sales for our Solutions Business, and Pete joins us from Guidewire, where he previously led sales. And we've also appointed a new Head of our Americas region. This is the first time we've had someone focused on this important market for us. And Blake Salay has joined us to take that position.

In our Infrastructure business, we've added a couple new leaders since we last spoke. Kyle Spencer leads our Client Program Management, and Sal Como is the new Head of our Global Delivery Capability. And from our NPS business, John Desimone has been hired to lead our Mission Services Unit, and he will report to Dave Zolet. John was formerly in public sector with IBM. All of these individuals have significant experience and success in the key areas of our Business. They know what it means and what it takes to scale a business and create demand, and we're really pleased that they joined us.

And some of our staff functions, we continued to re-engineer those staff functions and bring in some extraordinary talent. Tom Colan is our new Controller, which we're very pleased to have with us. Charlie Diao is our new Treasurer. And Brian Robbins, former CFO of Vera Sign, has also joined us as a Vice President for BSS, And Chris Greiner is joining us and will be our new Vice President of Finance for our global industries.

So, we're really bringing a lot of talent in with fantastic credentials. And I think it's, from my point of view, is a great sign that CSC is able to attract some of the best talent in the world. And we'll need that best talent as we continue to transform the Business going forward.

We're also rationalizing and strengthening our portfolio to try to get us better positioned for our next-gen Infrastructure business, as well as technology solutions and services. We acquired in this period 42Six Solutions, which is a big data processing and advanced applications firm which serves the US intelligence community and the Department of Defense. And we're also reshaping our portfolio by divesting of non-core assets. And a week or so ago, we announced the divestiture of the consulting systems integration and certain product-based businesses in Italy. And we can now focus on bringing CSC's global solutions and services to multinational companies within operations in Italy. So all, again, steps to reposition and fortify our offerings portfolio.

And as you know, after we did our analyst meeting in early September, we raised nearly $700 million in senior notes, and received commitments for $250 million from a new bank term loan. And we have used these proceeds to refinance upcoming maturities. And our actions have resulted in a much smoother debt maturity schedule, and a lower cost of debt while improving our credit profile and liquidity position.

So before I turn this over to Paul, let me just talk a little bit about some of the uncertainty we see. Not terribly dissimilar from what we talked about in September. We certainly have the threat of sequestration, and the outcome of today's election. All of this has led to significant delays in new business awards in our NPS business. We have more than $6 billion in submitted proposals awaiting award. And it's almost double the amount we had at the same period of time last year. So far, there have been no significant cancellations, but we have had a number of what I'll call contract extensions and bridges as we wait for some of this uncertainty around sequestration to lift. And approximately 20% of our bookings in the quarter were these contract bridges and extensions.

But even in this current environment, there's an opportunity for CSC as the government mandate for commercial best practices is at a level we just haven't seen before. Cloud, data center, cyber, big data are all very key things. We had a significant win with our Biz Cloud offering in the government this quarter. So there are great opportunities, even within this period of uncertainty.

NOVEMBER 06, 2012 / 04:00PM GMT, CSC - Q2 2013 CSC Earnings Conference Call

In terms of Europe, I was in Europe all last week. I was in Germany, and France, and Switzerland, and the UK. And I can tell you first hand that there's still a high degree of uncertainty in that market as well. Not only do we see some currency head winds, but there's a lot of uncertainties, particularly within the financial sector. And I don't think these conditions are unique to CSC, but they do temper our outlook as we go forward here the second half of the year.

But all these uncertainties notwithstanding, we are pleased with the results in the quarter and the early progress of our turnaround plan. So we're maintaining our sort of top line outlook here, which was flat to slightly down. And as I said, we are trending ahead of our plan in operating margin EPS and free cash flow. And therefore, we feel it appropriate to raise our target range from the $2.10 to $2.30, to $2.30 to $2.50.

So our execution of the turnaround plan sort of continues here. We're shaping and streamlining the organizational structure. Following through on the cost take-out initiatives. Divesting non-core businesses, and taking what we think are constructive steps to move up the value chain within our chosen markets. And overall, we are encouraged with this incremental step that we took this quarter.

We have a lot to do as we go forward. And the third quarter is always a little weaker quarter sequentially than our second quarter. And we've got some issues around the NHS accounting and uncertainty, as I said, in Europe and within the Federal Government. But given our take-out work, we feel very confident in raising our full-year EPS target.

So now with that, I'll turn it over to Paul, and then we'll open it up for any questions that you may have. Paul?

Paul Saleh - CSC - CFO

Yes, thank you Mike, and good morning everyone.

On this call, I'll comment on our quarterly results. I'll update you on our cost take-out program, and I will just give you some comment -- I'll comment also on the revised targets for the year.

On slide 9, our second quarter results were reported as revenues of approximately $3.85 billion, represent a 3% decline year-over-year, but only a 1% decline in constant currency. Our operating income in the quarter was $298 million, and included a workforce restructuring charge of $58 million. Operating margins, as Mike mentioned, were 7.7% in the quarter, and were sequentially ahead of our first quarter margin of 4.6%, and that reflects the benefit of our cost take-out actions. Year-to-date margins of 6.2% are running at that the high end of the range, which we provided for the full year.

Operating margins improved by 150 basis points year-over-year after adjusting for the US claim settlement charges in the prior year. When you look at diluted EPS, our results were $0.83 per share in the quarter, which compares favorably with the prior year loss of $18.56. In the second quarter of last year, CSC's result included a goodwill impairment charge of $18.21, and a claims charge of $1.20, and those were partially offset by a tax settlement benefit of $0.72 per share. Adjusting for these items, EPS last year would have been $0.14.

Speaking of taxes, our tax rate in the quarter was 31.7%, and 34.8% for the first half of the year. And for the full year, we continue to expect an effective tax rate to be in the range of 32% to 36%. Free cash flow was $237 million in the quarter, representing a year-over-year improvement of $505 million.

Now let me turn to segment results, starting with our Public Sector business. NPS revenues were $1.38 billion in the quarter, or approximately 35% of total Company revenues. Revenues in NPS declined by 4% year-over-year, but were flat on a sequential basis. Revenue from Department of Defense contracts, which accounted for 68% of NPS revenues in the quarter, were down 3% year-over-year. And that is primarily due to contract and staff order completions during the past year.

Civil agencies accounted for 28% of NPS revenues, and declined by nearly 10% year-over-year, due primarily to reduced scope on existing contracts and the winding down of other contracts. Now NPS revenue is trending in line with our expectations, and we continue to expect NPS revenues to be down mid single digits in fiscal year 2013, reflecting the continued uncertainty surrounding government budgets.

NPS operating income was $150 million in the quarter, and the operating margins were 10.9%. Second quarter margins are seasonally at a high point for our fiscal year. And adjusting for the claim settlement charge in the prior year, margins improved by 160 basis points.

Now NPS bookings of $1.1 billion were significantly lower than a year ago period, reflecting delays of new government awards. Now CSC was awarded a number of smaller contract extensions in the quarter, which in normal time would have been part of larger multi-year awards and which would have contributed to much higher bookings. About 58% of our bookings came through our IDIQ contract vehicles, which was slightly higher than the first quarter and the year ago quarter. And year-to-date bookings were $2 billion.

Now turning now to slide 11, our Managed Services Sector's revenue were $1.58 billion and accounted for 41% of total Company revenues. MSS revenues declined by 2% year-over-year on a reported basis, but were up 1% in constant currency. We benefited from new client engagements and the AppLab acquisitions, which contributed about $25 million of revenue in the quarter. Now, these benefits help offset contract completions and modifications.

MSS operating income was $88 million on a reported basis, and $135 million when adjusted for restructuring charges. Operating profit results were driven by strong year-over-year improvement in the profitability of our focused accounts and the benefit of our cost take-out initiatives. Operating margins increased by 280 basis points over the prior year on a reported basis, and 570 basis points excluding restructuring. Now for the remainder of the year, we expect MSS to continue to benefit from better contract management discipline as well as cost take-out actions. And these benefits will be partially offset by investments in new contract start-ups, investment in off-shoring of service delivery, and knowledge transfer to low-cost markets.

Now, MSS bookings were $2.2 billion in the quarter, substantially better than a year ago, primarily due to our applications contract with Zurich Financial. On a year-to-date basis bookings were up 42%.

Now turning to Business Solutions & Services, revenue was $921 million in the quarter, or 24% of total Company revenues. BSS revenues decreased 3% year-over-year on a reported basis, but were up 1% in constant currency. iSOFT contributed $49 million of revenue during the quarter, and represented a year-over-year increase of $17 million. BSS operating income was $64 million before restructuring, benefiting in part from our cost take-out actions. Operating margin improved to 6.9% in the quarter from 3.6% one year ago, and 1.6% in the first quarter of this year. Our BSS bookings were $900 million, in line with the year-ago period, and virtually all of these contracts came from new customers or new scope of work. And on a year-to-date basis, our BSS bookings were unchanged.

During the quarter, we signed an interim agreement with NHS, which established a framework for selling our standardized Lorenzo Software Modules to all trusts in England. In conjunction with the interim agreement, CSC received a payment of $110 million. Now, this payment is being amortized over the term of the new agreement. And as a result, the impact on our P&L for this quarter was minimal. Now, the Company has determined that the new NHS agreement should be accounted for under service accounting, which we firmly believe is the most appropriate and a more conservative accounting approach than alternative methods.

NOVEMBER 06, 2012 / 04:00PM GMT, CSC - Q2 2013 CSC Earnings Conference Call

Now under service accounting, future Lorenzo deployments will impact the P&L when the software is deployed. Now at that time, the revenue and profit will be amortized over the hosting period of the contract which is expected to be five years. Now given the history of the NHS program and the complexity of this agreement, we've submitted a pre clearance letter to the SEC, and they are in their final stages of review.

Now, since we're on this topic, let me update you on the SEC investigation. The SEC is continuing its investigation regarding their concern over prior NHS accounting and related disclosures. Now the Company, the audit committee, and its independent counsel are investigating these matters and are continuing to cooperate with this investigation. And we will keep you updated on this matter.

Now let me turn to slide 13 and talk about our cash flow performance in the quarter. As you can see, free cash flow was $237 million for the quarter, compared with an outflow of $268 million in the prior year. Now, this represents a $505 million year-over-year improvement in cash flow. Now, this turnaround can be attributed to improved operating profitability, better working capital management, and the benefit of the $110 million payment received from NHS.

Capital expenditures declined by $55 million year-over-year, reflecting our new capital allocation discipline. On a year-to-date basis, CapEx was $365 million, a decline of 30% from the prior year. And year-to-date CapEx and capital lease payments were 6.2% of revenue as compared to 8% for the prior year.

On slide 15, we highlight a few balance sheet items. We ended the quarter with a cash balance of $1.85 billion, which includes $700 million from our refinancing activities in September. Account receivables, excluding tax receivables, were $3 billion. DSOs, days sales outstanding, were 72 days, an improvement of 14 days year-over-year. And the DSOs excluding unbilled receivables were approximately 41 days, in line with our first quarter results, but seven days better than the prior year. Also shown on this slide is our revised maturity schedule, which was updated to reflect the redemption of our maturing debt which took place in October.

As previously announced, CSC raised $350 million of three-year notes, with a coupon of 2.5%, and $350 million of 10-year notes at 4.45%, and those are shown on the purple bars on the graph. Subsequent to the quarter, we raised $250 million from a new four-year bank term loan, which had a floating rate interest of LIBOR plus 187 basis points, or 2.2% currently. Now, this is part of our strategy of diversifying our funding sources. Now we used the proceeds of these offerings to redeem early $1 billion of debt coming due in 2013. By taking these actions, we're smoothing out our debt maturities, lowering our cost of debt, and strengthening our credit profile while maintaining ample access to liquidity.

The P&L impact of redeeming the maturing notes early will result in a $19 million pretax charge in the third quarter, which will be partially offset by lower average interest expenses for the remainder of the year. Our refinancing actions will lower interest expense by approximately $20 million on an annual basis.

Now let me update you on our cost take-out program. We've outlined a plan to take $1 billion to $1.2 billion of costs out of our cost structures by 2014, with $500 million to $600 million coming in the current fiscal year. And we expect the savings to come from four areas, which are shown on the slide.

First in supply chain and procurement. We're implementing category sourcing plans for key procurement activities. We're consolidating our purchases with fewer vendors, and we're instituting a demand management program across the Company to ensure compliance with our preferred vendors. Now, you should know that we recently entered into a strategic sourcing arrangement with two partners to purchase their products and solution under a utility or consumption based model. Now these types of agreements are aligned with our stated objective of reducing the capital intensity of our Business.

Second, we're making progress on our workforce optimization. We've completed the restructuring plan, which were initiated late last year for the UK, Germany, and the Nordics. And we're going through a process now of eliminating layers of management as we roll out our new operating model. We're about halfway through this process. As discussed at our Investor Day meeting, our aim is to reduce managerial layers from 13 to 8, and expand managerial span of control to an average of 8 direct reports.

A third area of opportunity for cost take-outs is reducing enterprise overhead. We're streamlining our corporate and business unit functions. We're zero basing activities at Corporate, and across business sectors and geographies, and we are going to be benchmarking our costs against best in class companies.

And fourth, we continue to make significant progress in contract management. Mike alluded to that in his remarks. We have a tighter bid review process, and we're tracking results against bid models and timelines. And for the first half of the year, the profitability of our focused accounts has improved by approximately $110 million. So we're well on our way to our goal of $100 million to $200 million of cost improvement, or profitability improvement for fiscal year 2013.

Now halfway through our fiscal year, we've realized approximately $280 million of the $500 million to $600 million in cost take-out. So we're making good progress, and we're trending toward the high end of our target. These savings are helping us fund reinvestments, which include customer committed savings, enterprise tools and systems, sales and go-to-market initiatives, and work force restructuring, as well as the investment associated with knowledge transfers to low-cost markets. Now we expect our reinvestments to be at the high end of our $200 million to $250 million range for fiscal year 2013.

So, based on our first half results, our operating performance is steadily improving, and we're making good progress on our cost take-out initiatives. As a result, we are raising our target earnings-per-share to $2.30 to $2.50 for fiscal year 2013, up from our prior range of $2.10 to $2.30. As Mike mentioned, we expect Q3 to be impacted sequentially by seasonal trends, NHS accounting, and the timing of some of our reinvestments. We're still assuming an effective tax rate of 32% to 36% for the year. And our target now for free cash flow is $400 million to $450 million, an increase from our previous range of $300 million to $350 million.

And with that, I'll turn the call back to Mike.

Mike Lawrie - CSC - CEO

Okay Paul, thank you very much. Operator, we can now open this up to some questions.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Darrin Peller with Barclays.

Darrin Peller - Barclays Capital - Analyst

Thanks guys. Very impressive execution on the cost cutting plans. Just if you wouldn't mind, maybe a little more specifics around where exactly maybe building blocks to the $280 million you've done year-to-date. What we're trying to understand is first of all, is the $500 million to $600 million for the year, are you just ahead of plan and that's still going to be $500 million to $600 million for this year? Or are we going to move into more of that $1 billion to $1.2 billion this year? Secondly, I know during the Investor Day, Mike you had mentioned reinvesting, I think it was around 75% of that, 25% passing through. I know you again mentioned you'd see around $200 million to $250 million reinvested. But how much actually was reinvested this in this quarter? Because based on the margin expansion, it looks like a lot of it passed through to the bottom line.

Mike Lawrie - CSC - CEO

Yes. Let me answer the second question first. The biggest expense we had reinvestment, if you will, in the second quarter was the restructuring charge of $58 million, if I remember correctly. So that was the biggest single investment, and that's obviously helping us then achieve an operating expense run rate lower than we had in the first quarter. I still think we're, as Paul said, we're sort of at the high range here of the cost take-out for the full year. So I don't want to declare anything more than that. We are slightly ahead, but a lot of that is a result of some actions we took at the end of last fiscal year around the restructuring, particularly of the UK and Germany and the Nordics. And those teams did a great job executing that part, and we're seeing the benefits in our run rate now.

I would also say, we've made some good early gains in procurement as we've centralized procurement and got some standardized contracts in place, and some standardized buying around the world. So you get sort of an initial blip in terms of cost reduction when you put that in place, and then that begins to moderate as you move forward and get to a more of a steady state run rate. So, I think Paul has called it right here. I think we're at the high end here of the cost take-out this fiscal year. And we're at the high end of the reinvestment.

Most of that reinvestment has come around restructuring charges to date. We will be making some reinvestment, and particularly in our systems, our financial systems. We are going to begin to invest in some go-to-market or demand generation activities, particularly sales people, as we see that demand pick up in areas like cloud, and cyber, for example, and even some geographic areas. So I think we've got this called pretty much the way we see it right now.

Darrin Peller - Barclays Capital - Analyst

That's great. Just one quick follow-up on that point. From a contribution of revenue you - I didn't realize the restructuring included reinvestments in cloud and cyber and some of the new growth areas, but that's good to know. From a contribution of revenue standpoint, can you just describe some specifics around early advances and your goals on reaching a higher percentage of revenue from those next-generation infrastructure such as, perhaps, cloud and cyber? Have you seen some early success?

Mike Lawrie - CSC - CEO

Well we have seen some early success. Paul and I have worked pretty hard trying to put together what I'll call an economic model around cloud. There's a lot of, I won't call it hype, but a lot of discussion around cloud. And what Paul and I want to get comfortable with is the economic model that supports cloud. Because the hypothesis here is that as we begin to deliver infrastructure services more as-a-service or from the cloud, we want to make sure there is an existence theorem that says we will get higher margins, higher contribution than we do from our existing infrastructure business. And we've boiled this down to two fundamental things.

One is, the capacity of the compute and storage facility in the cloud. And we understand that now. We understand where we break even. It is a geometric progression, as you begin to get more capacity, utilized. And then the second thing is, the labor to support that compute capacity. And it's a very important that that labor cost come from lower cost areas around the world. And if you manage those two variables well, then there is an opportunity to have significant higher contribution to profit from the revenue associated with that.

So where we are now, is we are much more now in the mode of demand generation. So we're comfortable with the economic model. We've got a lot of infrastructure in place, and now it comes time to begin to sell. Gartner just put us in the leader's quadrant for our cloud infrastructure offerings. So we're really going to begin to try to push the accelerator here on the demand generation side.

Darrin Peller - Barclays Capital - Analyst

Okay. Thanks, guys.

Mike Lawrie - CSC - CEO

Yes. Thank you.

Operator

Edward Caso with Wells Fargo.

Edward Caso - Wells Fargo Securities, LLC - Analyst

Hello. Congrats on the progress. My question is around the margin for the NPS group. It seems particularly high here. Are there any contract adjustments and so forth that may have helped the margin this quarter?

Mike Lawrie - CSC - CEO

No. This is our seasonally high quarter for NPS. So it pretty much tracked with what we thought. Maybe a tad better, due to the fact that NPS also took costs and expense actions. So, the combination of a seasonally high quarter, coupled with the fact that Dave's Zolet's team took some early costs and expense actions meaning in the first quarter, gave us slight bump. But I don't see anything materially different than our goal here trying to get to sort of 8% to 10% high single-digit margins for the NPS business.

Edward Caso - Wells Fargo Securities, LLC - Analyst

Okay. Can you talk within the three categories, how much of your awards were for new business as opposed to re-compete or renewal? Thank you.

Mike Lawrie - CSC - CEO

I don't have the exact number. In the commercial side, most of the business was new business. Well there was quite a bit of renewal. Part of the Zurich Financial Services was a renewal, but there was also contract expansion there. Paul, do you have the exact numbers on new? We can get that to you. It was more than half was new business. I just don't have the exact percentage. And that's something we watch pretty carefully, because we obviously want to drive an expansion of our existing contracts and our existing client base.

Edward Caso - Wells Fargo Securities, LLC - Analyst

Okay. Last question. The sequestration, is there any hedge in your guidance for that, or are you just going to adjust if it happens?

Mike Lawrie - CSC - CEO

We'll adjust to whatever happens. We just, to be honest with you, don't have a clue as to exactly what's going to happen. I suspect it will not be an immediate impact. Where we've seen an immediate impact is with the new contract signings, as I reported. I don't expect to see, at least in the third quarter, a major hit or change in our revenue projections. And then depending on how this gets resolved or not resolved, could have some impact on our fourth quarter and as we go into the next fiscal year. So we would update you at that point in time.

Paul Saleh - CSC - CFO

Yes, so to answer your questions about the bookings. 50% came in from existing, around 50% came in from new versus re-compete in the quarter. And for the first half of the year, it's 60% new and 40% re-compete.

Mike Lawrie - CSC - CEO

So I wasn't that far off.

Edward Caso - Wells Fargo Securities, LLC - Analyst

Thank you.

Mike Lawrie - CSC - CEO

Okay.

Operator

Rod Bourgeois with Bernstein.

Rod Bourgeois - Bernstein - Analyst

Okay, great guys. So I'm trying to quantify your year-over-year change in margins and free cash flow, while excluding extraordinary items in the current period and in the year-ago period. So for instance, on the cash flow side, your free cash flow was up $505 million year-over-year, but it looks like maybe $110 million in the current period came from the NHS settlement payment, and then there was a $200 million plus dollar, I guess, settlement negative item in the year-ago period. Is that the accurate way to look at the free cash flow, in which case the free cash flow is up about a little over $100 million year-over-year? Is that the right way to look at it when you exclude extraordinary items on the free cash flow side?

Mike Lawrie - CSC - CEO

Rod, that's exactly how we look at it.

Rod Bourgeois - Bernstein - Analyst

Okay. So on an operational basis, taking out the NHS settlement, you've got $100 million, maybe a little over $100 million of year-over-year improvement. Is that -- what would you attribute that to? And are there one-time items contributing or detracting from that $100 million year-over-year change?

Mike Lawrie - CSC - CEO

No, the thing that's been a positive to that has been the cost take-out and the expense actions, and some reduced capital expenditures. So that's driven the positive side of it. On the negative side of it, we've had some ongoing payments associated with severance and restructuring, programs that were announced in the first quarter where we actually made the cash payments in the second quarter. But that all pretty balances out. I think the way you characterized it is how I think about it. From an operational standpoint, it's roughly $100 million improvement and the rest was NHS. And the fact that we didn't have to have make a repayment this quarter, as we did in the previous quarter in 2012.

Rod Bourgeois - Bernstein - Analyst

Okay. And the, just the same question on the margin side. Can you help us quantify the year-over-year margin change? If you exclude -- like in the year ago period it seems there would have been some accounting true up items that hurt the year-ago period margins. I'm assuming you're not having that occur in the current period. Is there a way to give us a year-over-year margin change excluding some of these lumpy items?

Paul Saleh - CSC - CFO

I think if you look at last year's operating income margins, they would be 4.8%, and this quarter we said it was 7.7%, and that included some restructuring that we have taken. And what Mike has alluded to is absolutely the case. It's improvement in the cost take-out, combined within it, is the improvement in the focus accounts that are again, contributing to a year-over-year improvement.

Mike Lawrie - CSC - CEO

Yes I think Rod, there's no magic here. It is just on a -- we're trying to get some much clearer, straightforward numbers as we wash through some of these additions and subtractions, but at the end of the day it's pretty straight forward. Our operational performance is improving. Our revenues are basically flat. So we're getting the improvement in margins and profitability and the EPS, primarily through an intense focus on our existing contracts and new contracts, and the ongoing expense and restructuring actions that we are taking. It is no more complex than that.

Rod Bourgeois - Bernstein - Analyst

All right. And Mike, just on the restructuring action, and I'll close on this. In my view, this business needs restructuring pretty much every quarter, just by the nature of the business. I'm assuming the restructuring you're incurring now is sort of an above-normal level, but is it a lot above a normal level, or is it just is a little bit above a normal level? If I'm sort of thinking about that the right way.

Mike Lawrie - CSC - CEO

It's significantly above. Significantly above. And we'll probably have some more restructuring as we finish out this year, and do our de-layering work. Yes, you always have some restructuring. You have contracts that expire, and people go off of that. But we're fundamentally trying to get to a more streamlined organization. We have more overhead than we need in this Company at every level. At our regional level, at our headquarters level, and that is coming out.

We have got -- I just don't think we need 13 layers of management between the client and me, and that's coming out. So that -- those actions do contribute to a higher restructuring run rate right now. And I don't see those things repeating unless we get sloppy in our discipline in the years ahead, and build that overhead structure back in, which I've got no intention of doing. Because we're going benchmark ourselves against the best of breed in our industry and stay on those benchmarks. So again, the run rate on restructuring expenses is higher than I expect it to be on an ongoing basis, but I do expect that higher than normal run rate on restructuring to continue for several more quarters as we clean up the business.

Rod Bourgeois - Bernstein - Analyst

Great. Thanks, guys.

Mike Lawrie - CSC - CEO

Thank you.

Operator

Arvind Ramnani with BNP Paribas.

Arvind Ramnani - BNP Paribas - Analyst

Hello. Congrats on a great quarter. What I really want to get and understanding of, is are you able to provide some details on how you're renegotiating existing contracts to improve contract profitability? And you can pick one or two examples, or you can just give us a broad set. Whatever conversation you're having, and how are you improving profitability so fast among your problem accounts?

Mike Lawrie - CSC - CEO

Okay. Well, that's a great question. I've talked agent a little bit about this in the past. One, the reason we're seeing a fair amount of improvement early on here is just flat out discipline and focus. That's all it is. Just focus. I'm on this stuff every other week. We've got a management system in place now. You ask questions, you put actions in place. You follow up to make sure those actions are taken. This is just good old fashioned business 101 discipline, and that gives you a real bump.

Now, in order to make that sustainable, you then need to make systemic changes. And that revolves around our bid models. We've just rolled out a whole new delegation of authority throughout the business. So we understand at what levels of the business we're going to take what risks. And those are all more systemic changes to the model that will allow us a more consistent disciplined approach to contract management as we go forward.

In terms of conversations with our clients, they range the gamut. Sometimes we amend the contract for a little less revenue, but more profitability. Other times, we get an agreement to expand the scope. Or in some cases, as we've gone through these contracts, we've found that we haven't billed all of the scope changes that we should have billed. So then we go to the customer saying, gee, we haven't billed these, we're going bill them now. So those conversations run the gamut of the different levers that we have to improve profitability.

But it's not just about improving profitability. It's about improving value. The value that we deliver to the client. So this isn't about, let me just go figure out how to make more money. This is about how do we add more value to our clients, and in the process be more profitable. So that's the genesis of the discussion with the clients, is what can we do to help them. And in helping our clients, we drive more profitability for our shareholders at the same time. So it's two-way street.

Arvind Ramnani - BNP Paribas - Analyst

Great. That's helpful. Having run an IT services Company myself, I know the kind of stuff you are doing is pretty hard, but are there any accounts that you feel there's risk that clients are really not open to renegotiating and there's a chance that those clients may say, okay, let's kind of close out the relationship?

Mike Lawrie - CSC - CEO

Sure. There are some that might be an outcome, you're absolutely right. And when you -- if you ran an IT services business, you know as well as I do nothing is status quo. Contracts that are in good shape one month can be problems the next month - because you're always implementing things. You're doing things. And that creates operational risk. And so this is -- nothing in this business is status quo. What you need to do is put a good disciplined process in place so you have early warning to problems, and then you have to have a management team that is proactive, recognizes those early warning signals, and then goes out and does something about it as opposed to just watching it happen.

It's sort of like defensive driving. You need to proactively deal with these things. But the key thing is around trying to maintain client goodwill, doing what's right for them, and in turn doing what's right for CSC. But yes, I do expect some of these contracts will not be renegotiated favorably. That's just part of the business.

Arvind Ramnani - BNP Paribas - Analyst

Great. That's really, really helpful. Just one quick question on the interest expense. Just looking at your debt schedule, do you get about $24 million or $25 million in interest expense for next quarter, or --

Paul Saleh - CSC - CFO

No. That is not the case. I think interest expense in the next -- in this current quarter will be higher because of that one-time item of the redemption. Early redemption, has a cost of about $19 million as I clarified in my notes. And then in the fourth quarter, the interest expense comes down, and as a result of that, I think we'll benefit from the lower interest expense in the fourth quarter. It will be benefiting to us in the second quarter, but net-net you'll see, interest expense up sequentially, then back down.

Mike Lawrie - CSC - CEO

And this is -- again I compliment Paul, this was a big cloud that was hanging over CSC which was our debt maturity schedule. It just wasn't a great schedule, and now we've got that pretty well smoothed out. And then the other big cloud that we were able to get removed was the agreement with NHS this quarter. So those two things give us a little more certainty and a little more clearer visibility as we go forward.

Arvind Ramnani - BNP Paribas - Analyst

Great. That's really helpful. Congrats on a great quarter. Good luck for the rest of the year.

Mike Lawrie - CSC - CEO

Yes, thank you.

Operator

David Grossman with Stifel Nicolaus.

David Grossman - Stifel Nicolaus - Analyst

Thank you. Throughout the call, you've referenced a lot of moving pieces in the margin structure. So perhaps to simplify things, can you guys just maybe help us understand some of the specifics that will impact margins in the second half of the year perhaps that we didn't see in the first half? I think you just mentioned the $19 million for refinancing, and there were several other items noted. But perhaps you could just review those quickly so we have an idea of what some of the items that are going to happen in the second half of the year that we didn't see in the margin structure in the first half.

Paul Saleh - CSC - CFO

Right. I think we -- let's take it in steps. We said that our cost take-out is progressing well and at the high end of the range. And so I would expect that we'll have just a slight benefit from that in the second half of the year on a net basis. Where we'll do better on our cost take-out, net of the reinvestments that we are making. Some of the head winds that we would have is, there's some seasonality in our MSS business in the third quarter, then it kind of comes back in the fourth quarter.

The other thing is our NHS new accounting, as we mentioned to you, this is going to be now accounted under service accounting. And as a result of that, if I were to look at the entire contribution from NHS in the first quarter, this is Lorenzo and non-Lorenzo part, that would be a -- we were slightly positive in the first half of the year. If we include again all of the business that we do with the NHS. In the second half of the year we'll be operating closer to break even.

And so when you net all of these things out, you get back to what we gave you as guidance, which is sequentially third quarter would be a little weaker than it was in the second quarter. And then it will pick up again in the fourth quarter, and for the total year we will be at the $230 million to $250 million range in EPS.

David Grossman - Stifel Nicolaus - Analyst

All right. And given just your progress and where you stand going into the second half of the year, is there any reason, and believe me, I know it's early, but any reason to think differently about fiscal '14?

Mike Lawrie - CSC - CEO

No, I think it's too early to think about fiscal '14. I really want to see what happens here over the next three or four months. Not only on our ability to continue to execute. As I said, this was a good incremental step here in the quarter, but one or two quarters doesn't make a trend. So I want to see us continue to execute. We're bringing a lot of new leaders into the Company. That's positive, but we've got a lot of change that we're going through.

So one, I want to see our continued execution. And two, like any business leader right now, I'm trying to understand what's going to happen here, particularly in the US, with our Federal business. That's very important. And then the continued commercial business in Europe. And it's just too early to make a clear call on that for 2014.

David Grossman - Stifel Nicolaus - Analyst

Okay. And just one other thing, Mike then. Is, can you help us maybe understand a little bit better some of the changes that you've made in the demand creation engine? You've referenced a couple of things in terms of leadership changes, but can you give us any specifics? And also, should we expect the investments to ramp in that effort as this year progresses and we get into next year as the focus shifts from costs to revenue, or demand creation.

Mike Lawrie - CSC - CEO

Sure. One, we are bringing in some outstanding sales leaders. I mean real sales people. I mentioned Blake. I mentioned Pete Espinosa, but we've got some others. These are proven sales leaders. They understand how to drive technology solutions into the marketplace. So we're trying to move from we respond to RFPs to we actually create demand for our offerings in the marketplace. So that's one, is that it starts with -- it always starts with people, and it starts with sales leaders.

We are beginning to ramp up some of our sales people in cloud, for example. So I talked about the fact that Paul and I are reasonably comfortable with the economic model now under cloud. So we're beginning to go out and recruit people into our cloud offerings. Likewise, with cyber, where we're seeing some success in demand, and also with big data.

The other area is cross-sell. I think I mentioned, when we were together in September, of all of our global 1,000 accounts, we only cross-sell into about 12% of those. So we're changing how we approach that. Because if you have a happy client that you're delivering value to, it's an easier place to go sell additional services and capability to and Zurich Financial Services would be an example of that. And then there are certain theaters, geographic regions that we see growth. We see good growth right now in the commercial sector in the United States. We see growth opportunities in parts of Asia.

So we're going to target these investments in sales in particular in those areas where we see and are very comfortable with the trend line. And we have factored that in to the projections that we have communicated today.

David Grossman - Stifel Nicolaus - Analyst

Great, thank you.

Operator

There are no additional questions or comments at this time.

Mike Lawrie - CSC - CEO

Okay. Well listen, again, thank you all for your interest in CSC and dialing in today. And I look forward to catching up again in the near future. Thank you.

Operator

And ladies and gentlemen, that will conclude today's presentation. We appreciate your attendance. You may now disconnect.